Exhibit 99.1

Voltari Corporation
Unaudited Pro Forma Consolidated Financial Information

In August 2015, Voltari Corporation (“Voltari” or the “Company”) began implementing a transformation plan pursuant to which, among other things, we intend to exit our mobile marketing and advertising business and enter into the business of acquiring, financing and leasing commercial real properties.

The following unaudited pro forma consolidated statements of operations of the Company for the six months ended June 30, 2015 and years ended December 31, 2014 and 2013 is presented as if our exit from our mobile marketing and advertising business and pending acquisition of commercial real property in Long Branch, NJ had been consummated at the beginning of each interim period and fiscal year presented, respectively. The following unaudited pro forma consolidated balance sheet as of December 31, 2014 assumes that our exit from our mobile marketing and advertising business and pending acquisition of commercial real property in Long Branch, NJ had been consummated on December 31, 2014.

The pro forma information has been presented in accordance with Article 11 of Regulation S-X, as such the statements are presented based on information currently available, are intended for informational purposes only, and do not purport to represent what Voltari's financial position and results of operations actually would have been had the exit from our mobile marketing and advertising business and the pending acquisition of commercial real property in Long Branch, NJ been consummated on the dates indicated, or to project financial performance for any future period.

The unaudited pro forma consolidated financial statements and the accompanying notes should be read in conjunction with the audited consolidated financial statements and accompanying notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included in the Voltari Corporation Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2014.

The Historical column in the Unaudited Pro Forma Consolidated Statements of Operations and in the Unaudited Pro Forma Consolidated Balance Sheet reflect historical financial statements of Voltari Corporation for the periods presented and does not reflect any adjustments related to our exit from our mobile marketing and advertising business and pending acquisition of commercial real property in Long Branch, NJ and related events.

Exhibit 99.1

Voltari Corporation
Unaudited Pro Forma Consolidated Statements of Operations
(in thousands, except share data and per share amounts)
Six Months Ended June 30, 2015

		Pro forma adjustments
	Historical	Mobile Marketing and Advertising	Commercial real estate	Notes	Pro forma results

Revenue	$2,707	$(2,707)	$102	1	$102

Operating expenses
Direct third-party expenses	1,631	(1,631)			—
Datacenter and network operations	829	(829)			—
Product development	206	(206)			—
Sales and marketing	1,297	(1,297)			—
General and administrative	2,537	(61)		2	2,476
Depreciation and amortization	236	(150)	27	3	113
Restructuring	530	(530)			—
Total operating expenses	7,266	(4,704)	27		2,589
Operating loss (income)	(4,559)	1,997	75		(2,487)
Other income (expense), net	120	(120)	(77)	4	(77)
Net (loss) income from continuing operations	$(4,439)	$1,877	$(2)		$(2,564)
Accretion of redeemable preferred stock	(345)				(345)
Series J redeemable preferred stock dividends	(2,589)				(2,589)
Net (loss) income from continuing operations attributable to common stockholders	$(7,373)	$1,877	$(2)		$(5,498)

Net loss from continuing operations per share - basic and diluted	(1.07)				(0.80)

Weighted-average common shares outstanding – basic and diluted	6,900,554				6,900,554
See Notes to Unaudited Pro Forma Consolidated Statements of Operations.

Exhibit 99.1

Voltari Corporation
Unaudited Pro Forma Consolidated Statements of Operations
(in thousands, except share data and per share amounts)
Year Ended December 31, 2014

		Pro forma adjustments
	Historical	Mobile Marketing and Advertising	Commercial real estate	Notes	Pro forma results

Revenue	$12,240	$(12,240)	$203	1	$203

Operating expenses
Direct third-party expenses	7,942	(7,942)			—
Datacenter and network operations	5,162	(5,162)			—
Product development	3,375	(3,375)			—
Sales and marketing	5,210	(5,210)			—
General and administrative	6,083	(644)		2	5,439
Depreciation and amortization	4,165	(3,965)	53	3	253
Impairment charges	8,406	(8,406)			—
Total operating expenses	40,343	(34,704)	53		5,692
Operating loss (income)	(28,103)	22,464	150		(5,489)
Other income (expense), net	17	—	(154)	4	(137)
Net (loss) income from continuing operations	$(28,086)	$22,464	$(4)		$(5,626)
Accretion of redeemable preferred stock	(611)				(611)
Series J redeemable preferred stock dividends	(4,798)				(4,798)
Net (loss) income from continuing operations attributable to common stockholders	$(33,495)	$22,464	$(4)		$(11,035)

Net loss from continuing operations per share - basic and diluted	(7.17)				(2.36)

Weighted-average common shares outstanding – basic and diluted	4,668,844				4,668,844
See Notes to Unaudited Pro Forma Consolidated Statements of Operations.

Exhibit 99.1

Voltari Corporation
Unaudited Pro Forma Consolidated Statements of Operations
(in thousands, except share data and per share amounts)
Year Ended December 31, 2013

		Pro forma adjustments
	Historical	Mobile Marketing and Advertising	Commercial real estate	Notes	Pro forma results

Revenue	$8,791	$(8,791)	$203	1	$203

Operating expenses
Direct third-party expenses	6,699	(6,699)			—
Datacenter and network operations	2,416	(2,416)			—
Product development	1,557	(1,557)			—
Sales and marketing	6,089	(6,089)			—
General and administrative	12,088	(1,082)		2	11,006
Depreciation and amortization	3,785	(3,572)	53	3	266
Total operating expenses	32,634	(21,415)	53		11,272
Operating loss (income)	(23,843)	12,624	150		(11,069)
Other income (expense), net	(1,419)	—	(154)	4	(1,573)
Net (loss) income from continuing operations	$(25,262)	$12,624	$(4)		$(12,642)
Accretion of redeemable preferred stock	(525)				(525)
Series J redeemable preferred stock dividends	(4,221)				(4,221)
Net (loss) income from continuing operations attributable to common stockholders	$(30,008)	$12,624	$(4)		$(17,388)

Net loss from continuing operations per share - basic and diluted	(6.45)				(3.74)

Weighted-average common shares outstanding – basic and diluted	4,650,920				4,650,920
See Notes to Unaudited Pro Forma Consolidated Statements of Operations.

Exhibit 99.1

Notes to Unaudited Pro Forma Consolidated Statements of Operations

Pro forma adjustments pertain only to events that are directly attributable to exiting the mobile marketing and advertising business and entering the business of acquiring, financing and leasing real properties and are not purported to forecast or reflect estimated future results of operations. No allocation of personnel or facilities costs related to executive management, finance and accounting, human resources or other general corporate staff have been made to pro forma adjustments and no pro forma adjustments have been made related to legal and other professional fees, insurance or any other cost not directly attributable to the mobile marketing and advertising or commercial real estate business. Consequently, the pro forma adjustments do not accurately reflect General and Administrative costs of the ongoing business.

Mobile Marketing and Advertising
Pro forma adjustments reflect revenues and expenses that are not expected to continue following the exit from our mobile marketing and advertising business. General and Administrative pro forma adjustments relate to certain incentive compensation, travel and entertainment, bad debt expense and taxes not expected to continue.

General and Administrative pro forma adjustments include rent expense related to sales and product development offices located in Los Angeles, CA, Chicago, IL and Mesa, AZ. General and Administrative pro forma adjustments do not include lease termination costs, which are presently not estimable, or rent expense related to New York, NY corporate headquarters.

Depreciation and amortization pro forma adjustments relate to assets used in the mobile marketing and advertising business.

Commercial real estate
(1) Reflects rental revenues related to the pending acquisition of commercial real property in Long Branch, NJ. There can be no assurance that we will be able to consummate this pending acquisition.
(2) Pro forma adjustments do not include any incremental General and Administrative costs related to the commercial real estate business. General and Administrative costs after pro forma adjustments reflects the historical personnel and facilities costs related to executive management, finance and accounting, human resources or other general corporate staff as well as legal and other professional fees, insurance and any other cost not directly attributable to the mobile marketing and advertising or commercial real estate business.
(3) Pro forma adjustments reflect depreciation expense related to the pending property to be acquired, pending final allocation of purchase price.
(4) Reflects interest expense and unused balance fees related to the Revolving Note with Koala Holding LP, bearing interest at 3.75% per annum and due December 31, 2017.

Exhibit 99.1

Voltari Corporation
Unaudited Pro Forma Consolidated Balance Sheet
As of December 31, 2014
(in thousands)

		Pro forma adjustments
	Historical	Mobile Marketing and Advertising	Notes	Commercial real estate	Notes	Pro forma results
Assets
Current assets
Cash and cash equivalents	$6,448					$6,448
Accounts receivable	3,494					3,494
Prepaid expenses and other current assets	1,533	$(408)	1			1,125
Total current assets	11,475	(408)				11,067
Property and equipment, net	667	(259)	1	$3,675	4	4,083
Other assets	188	(7)	2			181
Total assets	$12,330	$(674)		$3,675		$15,331

Liabilities, redeemable preferred stock and stockholders’ deficit
Current liabilities
Accounts payable and accrued expenses	$3,386	$126	2			$3,512
Accrued compensation	721	250	3			971
Other current liabilities	1,451					1,451
Total current liabilities	5,558	376				5,934
Long terrm debt				$3,675	4	$3,675
Other non-current liabilities	29					29
Total liabilities	5,587	376		3,675		9,638

Redeemable preferred stock	36,380					36,380

Stockholders’ deficit	(29,637)	(1,050)		—		(30,687)
Total liabilities, redeemable preferred stock and stockholders’ deficit	$12,330	$(674)		$3,675		$15,331
See Notes to Unaudited Pro Forma Consolidated Balance Sheet.

Exhibit 99.1

Notes to Unaudited Pro Forma Consolidated Balance Sheet

Mobile Marketing and Advertising
(1) Reflects unamortized prepaid expenses and Property and equipment, net that are not expected to continue following our exit from the mobile marketing and advertising business.
(2) Reflects effects of lease termination settlement agreement.
(3) Reflects employee termination costs.

Commercial real estate
(4) Pro forma adjustments reflects the pending acquisition of commercial real property in Long Branch, NJ with proceeds from the Revolving Note with Koala Holding LP, bearing interest at 3.75% per annum and due December 31, 2017. There can be no assurance that we will be able to consummate this pending acquisition.